UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

Date of Report (Date of earliest event reported)   February 13, 2008

WORLDGATE COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25755	23-2866697
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3190 Tremont Avenue Trevose, Pennsylvania	19053
(Address of Principal Executive Offices)	(Zip Code)

(215) 354-5100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 13, 2008 and February 15, 2008, the Company received notices from YA Advisors, holder of the Company’s convertible debentures, claiming that the Company was in default of the terms of the debentures for failure to maintain current financial statements in the registration statement relating to the sale of the Company’s common stock issuable upon conversion of one of those debentures and to comply with a covenant to their satisfaction that provided for the disclosure of information they considered material, and as a result that YA Advisors was exercising its right to accelerate payment of the full principal amount of the debentures.  The underlying alleged default with respect to the registration statement was in any event cured by the amendments to Rule 144 that became effective on February 15, 2008, obviating the need to maintain that registration statement.  YA Advisors has also alleged other defaults by the Company under the debentures.  The Company has notified YA Advisors that it disputes these claims and whether they constitute a continuing event of default under the debentures.  The Company has also notified YA Advisors that their right to accelerate payment is also disputed. The Company is working with YA Advisors in an effort to settle their disputes regarding the claimed defaults and acceleration. Approximately $6.7 million, including interest, is currently outstanding on the debentures.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLDGATE COMMUNICATIONS, INC.

Date:	February 20, 2008	/s/ Randall J. Gort
Randall J. Gort
Secretary